EXHIBIT 8.1

Founded in 1852 by Sidney Davy Miller	Miller, Canfield, Paddock and Stone, P.L.C. 277 South Rose Street, Suite 5000 Kalamazoo, Michigan 49007 TEL (269) 381-7030 FAX (269) 382-0244 www.millercanfield.com
MICHIGAN: Ann Arbor
Detroit • Grand Rapids
Kalamazoo • Lansing
                              Saginaw • Troy
FLORIDA: Naples
ILLINOIS: Chicago
MASSACHUSETTS: Cambridge
                NEW YORK: New York
CANADA: Toronto • Windsor
POLAND: Gdynia
Warsaw • Wrocław

June 27, 2008

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933

Re:           Tax Opinion

Ladies and Gentlemen:

We have acted as counsel to Capitol Bancorp Ltd., a Michigan corporation (the “Company”) and Capitol Trust XII, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File nos. 333-151111 and 333-151111-04) (as amended, the “Registration Statement”), including the prospectus, dated June 9, 2008 (the “Prospectus”), as supplemented by the Preliminary Prospectus Supplement, dated June 19, 2008 (the “Prospectus Supplement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to (i) __% Trust Preferred Securities (the “Trust Preferred Securities”), (ii) common securities of the Trust, (iii) __% Junior Subordinated Debentures (the “Junior Subordinated Debentures”) and (iv) a guarantee of payment on the Trust Preferred Securities to be provided by the Company.

In connection with the preparation of this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the representation letter from the Company provided to us in connection with this opinion; (v) the form of Amended and Restated Declaration of Trust, among the Company, as sponsor, Wells Fargo Delaware Bank, N.A, as property trustee, Wells Fargo Delaware Trust Company, as Delaware trustee, and the administrative trustees named therein (the “Amended and Restated Trust Agreement”); (vi) the form of Junior Subordinated Indenture between the Company and Wells Fargo Bank, N.A., as trustee (the “Indenture”); (vii) the form of Preferred Securities Guarantee Agreement between the Company and Wells Fargo Bank, N.A. relating to the Trust (the “Guarantee Agreement”); and (viii) such other instruments and documents related to

Registration Statement as we have deemed necessary or appropriate.  In preparing the discussion in the Prospectus Supplement under the caption “Certain United States Federal Income Tax Consequences,” we have assumed that: (1) documents (including signatures) submitted to us as originals are authentic; (2) documents submitted to us as copies conform to the original documents; (3) there has been (or will be) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and (4) the issuance of the Junior Subordinated Debentures and the sale of the Trust Preferred Securities will be consummated pursuant to the terms and conditions set forth in the operative documents that we have examined.

In our examination, we have further assumed the legal capacity of all natural persons and the genuineness of all signatures.  In making our examination of documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.  In addition, we have assumed that the Amended and Restated Trust Agreement, the Certificate of Trust of the Trust, the Guarantee Agreement, the Junior Subordinated Debentures and the Indenture will be executed in substantially the form reviewed by us and that the terms of the Junior Subordinated Debentures, when established in conformity with the Indenture, will not violate any applicable law.  As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon factual statements and factual representations of officers, trustees and other representatives of the Company and the Trust, and others.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement or stated herein, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “Certain United States Federal Income Tax Consequences,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Trust Preferred Securities, are accurate in all material respects.

Our opinion set forth above is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time.  Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.  In addition, we express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal income tax laws of the United States.

Our opinion is being furnished in connection with the filing of the Registration Statement and is limited to the federal income tax issues specifically considered herein.  It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written consent.  We do not express any opinion as to any other United States federal income tax issues or any state or local or foreign tax issues.  Although the opinions expressed herein are based upon our best interpretation of existing sources of law and represent what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement.

Very truly yours,

/s/ Miller, Canfield, Paddock and Stone, p.l.c.

Miller, Canfield, Paddock and Stone, p.l.c.